Exhibit 99.1

CORMEDIX REPORTS YEAR END 2010 FINANCIAL RESULTS

Bridgewater, NJ: March 11, 2011: CorMedix Inc. (“CorMedix”) (NYSE Amex: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardiorenal disease, today announced its financial results for the year ended December 31, 2010.

Fourth Quarter 2010 Developments:

During the fourth quarter of 2010, CorMedix's key achievements included:

•	Manufacturing the first trial batch of CRMD003 Neutrolin® and beginning stability testing;

•	Commencing the application process for submitting a CE Mark in Europe for CRMD003 Neutrolin®;

•
Filing an Investigational Device Exemption application with the FDA for CRMD003 Neutrolin® for the prevention of Catheter Related Bloodstream Infection (“CRBI”) and Maintenance of Catheter Patency in Hemodialysis Patients;

•	Continuing to advance patient enrollment in the Phase II Clinical Trial of CRMD001 Deferiprone for the prevention of Contrast Induced Nephropathy (“CIN”) with 8 active sites recruiting patients, and

•	Receiving two federal grants totaling $0.5 million from the Qualifying Therapeutic Discovery Project Program.

Financial Results for the Year Ended December 31, 2010

The net loss for the year ended December 31, 2010 was $10.9 million, or ($1.15) per diluted share, compared to a net loss of $8.1 million, or ($9.48) per diluted share, for the year ended December 31, 2009.  The increase in net loss was primarily attributable to an increase in Research and Development (“”R&D”) expense and General and Administrative (“G&A”) expense. R&D expense was $5.5 million for the year ended December 31, 2010, an increase of $0.6 million, from $4.9 million for the year ended December 31, 2009.  The increase was primarily attributable to our issuance of 0.8 million shares of our common stock on March 30, 2010, of which 0.1 million shares are held in escrow, to our licensors valued at $3.125 per share, or $2.2 million, as a result of anti-dilution adjustments in connection with the conversion of our outstanding convertible debt to common stock upon the closing of our initial public offering (“IPO”), which anti-dilution provisions have expired.  The increase in R&D expense was partially offset by higher stock-based licensor expenses in 2009 versus 2010, as a result of our issuance of 0.1 million shares of common stock to Shiva Biomedical, LLC at $32.05 per share in exchange for Shiva surrendering its rights to our Series B-F Common Stock, resulting in $3.2 million of R&D expense in 2009. The increase in R&D expense in 2010 compared to 2009 was also attributable to stock-based compensation expense of $0.5 million related to all stock options granted to our Chief Medical Officer and a portion of the stock options granted to our Chief Executive Officer in connection with the IPO. Also contributing to the higher R&D expense in 2010 were the clinical development costs related to our Phase II clinical trial of CRMD001 Deferiprone that began in June 2010, higher manufacturing costs related the development of CRMD003 Neutrolin® and costs related to the hiring of two employees in the areas of clinical operations and product development during the third quarter of 2010.

G&A expense was $3.0 million for the year ended December 31, 2010, an increase of $1.8 million from $1.2 million for the year ended December 31, 2009.  The increase was primarily attributable to stock-based compensation expense of $0.7 million related to a portion of the stock options granted to our Chief Executive Officer and all of the stock options granted to our Chief Financial Officer and Board members in connection with the IPO, in addition to the issuance of 4,059 shares of our common stock to a consultant valued at $32.05 per share in February 2010, resulting in $0.1 million of G&A expense.  The increase in G&A expense also reflects the increased costs of operating as a publicly-traded company following the IPO in March 2010, which include filing fees related to the listing of our common stock, as well as increased legal, accounting, investor relations consulting fees and increased compensation expense as a result of our hiring a Chief Financial Officer in February 2010.

Other income was $0.4 million for the year ended December 31, 2010 and $0 for the year ended December 31, 2009.  Other income during 2010 represented federal grants we received under the Qualifying Therapeutic Discovery Project Program, net of filing and application fees.

Interest expense was $3.1 million for the year ended December 31, 2010, compared to $2.1 million for the year ended December 31, 2009.  The increase of $1.0 million was primarily attributable to charges related to the conversion of all our convertible notes, of which the aggregate amount of principal and accrued interest as of March 30, 2010 was $18.9 million, in connection with the IPO.  The increase was partially offset by lower interest accrued on our convertible notes during 2010 compared to 2009, as a result of a full year of interest in 2009 compared to approximately three months of interest in 2010. The interest expense charges consisted primarily of a beneficial conversion feature charge of $1.1 million related to the 30% discount at which the 8% senior convertible notes we issued in October and November 2009 in the aggregate principal amount of $2.6 million, converted into common stock, a write-off of debt discount of $1.1 million in 2010 compared to the amortization of debt discount of $0.5 million in 2009 and a write-off of the remaining amortization of deferred financing fees of $0.4 million in 2010 compared to amortization of deferred financing fees of $0.2 million in 2009.

At December 31, 2010, CorMedix had cash and cash equivalents of $8.3 million, compared to $1.5 million at December 31, 2009.  CorMedix believes its currently available cash and cash equivalents will be sufficient to meet its planned clinical development and operating requirements into the first quarter of 2012.  The increase in cash and cash equivalents was due to the completion of the IPO in March 2010, which provided proceeds to the Company of approximately $10.5 million, net of underwriting discounts, commissions and offering expenses of approximately $2.1 million.

Management Commentary

Commenting on year-end results, CorMedix President and CEO, John C. Houghton, stated, “We continue to make great progress toward the commercialization of our lead product candidates, CRMD001 Deferiprone and CRMD003 Neutrolin®. CRMD001 Deferiprone has been actively enrolling patients in a phase II clinical trial for the prevention of CIN. We expect to have an interim analysis from this study by the end of the first quarter of 2011 and to report final results in the second half of 2011, which will serve as the basis for a phase III clinical trial decision. Our first manufacturing run of CRMD003 Neutrolin® proved successful and positions us well to provide product for our anticipated upcoming 2011 clinical studies. We expect to be in a position to launch CRMD003 Neutrolin® for the prevention of CRBI and maintenance of catheter patency in hemodialysis patients in Europe by the end of 2011, subject to receiving CE Mark approval in Europe.”

 Annual Meeting Date

CorMedix also announced today that its annual meeting of stockholders will be held on June 2, 2011 at a location to be announced at a later date.

CORMEDIX INC.
(A Development Stage Company)

CONDENSED STATEMENTS OF OPERATIONS
(Audited)

	Year Ended December 31, 2010	Year Ended December 31, 2009	Cumulative Period from July 28, 2006 (inception) Through December 31, 2010

OPERATING EXPENSES
Research and development	$5,494,297	$4,888,538	$18,038,746
General and administrative	3,012,706	1,166,845	7,788,898
Total Operating Expenses	8,507,003	6,055,383	25,827,644

LOSS FROM OPERATIONS	(8,507,003)	(6,055,383)	(25,827,644)

OTHER INCOME (EXPENSE)
Other income	391,168	-	391,168
Interest income	23,442	2,130	112,305
Interest expense, including amortization and write-off of deferred financing costs and debt discounts	(3,093,763)	(2,068,202)	(11,193,028)
LOSS BEFORE INCOME TAXES	(11,186,156)	(8,121,455)	(36,517,199)
State income tax benefit	280,920	-	280,920
NET LOSS	$(10,905,236)	$(8,121,455)	$(36,236,279)

NET LOSS PER SHARE – BASIC AND DILUTED	$(1.15)	$(9.48)

WEIGHTED AVERAGE SHARES OUTSTANDING – BASIC AND DILUTED	9,473,259	856,646

  CORMEDIX
  CONDENSED BALANCE SHEET INFORMATION
(AUDITED)

	December 31, 2010	December 31, 2009
Assets
Cash and cash equivalents	$8,283,684	$1,505,179
Total Assets	$8,847,800	$2,225,652

Deficit accumulated during the development stage	$(36,236,279)	$(25,331,043)
Total Stockholders’ Equity (Deficiency)	$7,255,398	$(14,708,899)

About CorMedix

CorMedix Inc. is a pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac and renal dysfunction, also known as cardiorenal disease.  CorMedix’s goal is to treat kidney disease by reducing the commonly associated cardiovascular and metabolic complications, in effect, treating the kidney to treat the heart.  CorMedix currently has several product candidates in development, including its two most advanced product candidates: CRMD003 (Neutrolin®) for the prevention of central venous catheter infection and clotting in hemodialysis; and CRMD001 (a proprietary formulation of deferiprone) for the prevention of contrast-induced nephropathy in high-risk patients with chronic kidney disease. Please see www.cormedix.com for additional information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of CorMedix’s drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix’s drug candidates; CorMedix’s ability to enter into and maintain collaborations with third parties for its drug development programs; CorMedix’s dependence on its collaborations and its license relationships; achieving milestones under CorMedix’s collaborations; CorMedix’s’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to CorMedix; and CorMedix’s ability to maintain listing on NYSE Amex. These and other risks are described in greater detail in CorMedix’s filings with the Securities and Exchange Commission. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contacts:

Brian Lenz
Chief Financial Officer
CorMedix Inc.
908-517-9486

Investor Relations:
ProActive Capital Resources Group, LLC
Jeff Ramson
212-297-6103